As filed with the Securities and Exchange Commission on July 1, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
SentinelOne, Inc.
(Exact name of registrant as specified in its charter)

Delaware	99-0385461
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
444 Castro Street, Suite 400 Mountain View, California 94041 (855) 868-3733 (Address of principal executive offices) (Zip Code)
2011 Stock Incentive Plan
2013 Equity Incentive Plan
2021 Equity Incentive Plan
2021 Employee Stock Purchase Plan
(Full titles of the plans)
Tomer Weingarten
Chairman of the Board of Directors, President, and Chief Executive Officer
SentinelOne, Inc.
444 Castro Street, Suite 400
Mountain View, California 94041
(855) 868-3733
(Name, address, including zip code, and telephone number of agent for service)

Copies to:
Cynthia Hess Steven Levine Ran Ben-Tzur David A. Bell Fenwick & West LLP 801 California Street Mountain View, California 94041 (650) 988-8500	Efraim Harari Chief Legal and Trust Officer SentinelOne, Inc. 444 Castro Street, Suite 400 Mountain View, California 94041 (855) 868-3733
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, $0.0001 par value
—To be issued under the 2021 Equity Incentive Plan	38,605,797(2)	$35.00(3)	$1,351,202,895(3)	$147,416.24
—To be issued under the 2021 Employee Stock Purchase Plan	7,056,319(4)	$29.75(5)	$209,925,490(5)	$22,902.87
—Outstanding under the 2013 Equity Incentive Plan (Stock Options)	47,722,872(6)	$—(7)	$—(7)	$—
—Outstanding under the 2013 Equity Incentive Plan (RSUs)	352,897(8)	$—(9)	$—(9)	$—
—Outstanding under the 2011 Stock Incentive Plan (Stock Options)	758,412(10)	$—(11)	$—(11)	$—
Class B common stock, $0.0001 par value
—Outstanding under the 2013 Equity Incentive Plan (Stock Options)	47,722,872(12)	$4.04(13)	$193,024,905.72 (13)	$21,059.02
—Outstanding under the 2013 Equity Incentive Plan (RSUs)	352,897(15)	$35.00(15)	$12,351,395.00 (15)	$1,347.54
—Outstanding under the 2011 Stock Incentive Plan (Stock Options)	758,412(16)	$1.72(17)	$1,304,468.64(17)	$142.32
TOTAL			$1,767,809,154.61	$192,867.98
(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Class A common stock or Class B common stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s Class A common stock or Class B common stock.
(2)Shares of Class A common stock reserved for issuance under the 2021 Equity Incentive Plan (“2021 Plan”) consists of (a) 35,281,596 shares of Class A common stock reserved for issuance under the 2021 Plan, (b) 3,269,817 shares of Class B common stock previously reserved but unissued under the 2013 Equity Incentive Plan (“2013 Plan”) that are now available for issuance under the 2021 Plan, and (c) 54,384 shares of Class B common stock previously reserved but unissued under the 2011 Stock Incentive Plan (“2011 Plan”) that are now available for issuance under the 2021 Plan. To the extent outstanding awards under the 2011 Plan or the 2013 Plan are forfeited, lapse unexercised, are repurchased by the Registrant or would otherwise have been returned to the share reserve under the 2011 Plan or the 2013 Plan, the shares of Class B common stock subject to such awards instead will be available for future issuance as Class A common stock under the 2021 Plan. See footnotes 6 and 8 below.
(3)Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act on the basis of the initial public offering price per share of the Registrant’s Class A common stock as set forth in the Registrant’s prospectus filed with the Securities and Exchange Commission on June 30, 2021 pursuant to Rule 424(b) under the Securities Act.
(4)Represents shares of Class A common stock reserved for issuance under the 2021 Employee Stock Purchase Plan (“Purchase Plan”) as of the date of this Registration Statement.
(5)Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act on the basis of the initial public offering price per share of the Registrant’s Class A common stock multiplied by 85%, which is the percentage of the price per share applicable to purchases under the Purchase Plan.
(6)Represents shares of Registrant’s Class A common stock reserved for issuance upon the conversion of Class B common stock outstanding under the 2013 Plan as of the date of this Registration Statement. Any shares of Class B common stock that are subject to awards under the 2013 Plan that are forfeited, lapse unexercised, are repurchased by the Registrant or would otherwise have been returned to the share reserve under the 2013 Plan, instead will be available for issuance as Class A common stock under the 2021 Plan. See footnote 2 above.
(7)Pursuant to Rule 457(i) under the Securities Act, there is no fee associated with the registration of shares of Class A common stock issuable upon conversion of the shares of any Class B common stock (a convertible security) being registered under this Registration Statement because no additional consideration will be received in connection with the conversion of Class B common stock.
(8)Represents shares of Registrant’s Class A common stock reserved for issuance pursuant to restricted stock units outstanding under the 2013 Plan as of the date of this Registration Statement. Any shares of Class A common stock that are subject to awards under the 2013 Plan that are forfeited, lapse unexercised, or would otherwise have been returned to the share reserve under the 2013 Plan, instead will be available for issuance as Class A common stock under the 2021 Plan. See footnote 2 above.
(9)Pursuant to Rule 457(i) under the Securities Act, there is no fee associated with the registration of shares of Class A common stock issuable upon conversion of the shares of any Class B common stock (a convertible security) being registered under this Registration Statement because no additional consideration will be received in connection with the conversion of Class B common stock.
(10)Represents shares of Registrant’s Class A common stock reserved for issuance upon the conversion of Class B common stock outstanding under the 2011 Plan as of the date of this Registration Statement. Any shares of Class B common stock that are subject to awards under the 2011 Plan that are forfeited, lapse unexercised, are repurchased by the Registrant or would otherwise have been returned to the share reserve under the 2011 Plan, instead will be available for issuance as Class A common stock under the 2021 Plan. See footnote 2 above.
(11)Pursuant to Rule 457(i) under the Securities Act, there is no fee associated with the registration of shares of Class A common stock issuable upon conversion of the shares of any Class B common stock (a convertible security) being registered under this Registration Statement because no additional consideration will be received in connection with the conversion of Class B common stock.
(12)Represents shares of Class B common stock reserved for issuance pursuant to stock options outstanding under the 2013 Plan as of the date of this Registration Statement. Any shares of Class B common stock that are subject to stock options under the 2013 Plan that are forfeited, lapse unexercised, are repurchased by the Registrant or would otherwise have been returned to the share reserve under the 2013 Plan will be available for issuance again as Class A common stock under the 2021 Plan.
(13)Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act on the basis of $4.04 per share, the weighted-average exercise price of stock options outstanding under the 2013 Plan granted by the Registrant as of the date of this Registration Statement.
(14)Represents shares of Class B common stock reserved for issuance pursuant to restricted stock units outstanding under the 2013 Plan as of the date of this Registration Statement. Any shares of Class B common stock that are subject to awards under the 2013 Plan that are forfeited, lapse unexercised, or would otherwise have been returned to the share reserve under the 2013 Plan, instead will be available for issuance as Class A common stock under the 2021 Plan. See footnote 2 above.
(15)Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act on the basis of the initial public offering price per share of the Registrant’s Class A common stock as set forth in the Registrant’s prospectus filed with the Securities and Exchange Commission on June 30, 2021 pursuant to Rule 424(b) under the Securities Act.
(16)Represents shares of Class B common stock reserved for issuance pursuant to stock options outstanding under the 2011 Plan as of the date of this Registration Statement. Any shares of Class B common stock that are subject to stock options under the 2011 Plan that are forfeited, lapse unexercised, are repurchased by the Registrant or would otherwise have been returned to the share reserve under the 2011 Plan will be available for issuance as Class A common stock under the 2021 Plan.
(17)Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act on the basis of $1.72 per share, the weighted-average exercise price of stock options outstanding under the 2011 Plan granted by the Registrant as of the date of this Registration Statement.

PART I
Information Required in the Section 10(a) Prospectus
The information called for by Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) and has been or will be sent or given to participating service providers in accordance with Rule 428 of the Securities Act, and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.
PART II
Information Required in the Registration Statement
Item 3. Incorporation of Documents by Reference.
The following documents filed by SentinelOne, Inc. (the “Registrant”) with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:
(a)the Registrant’s prospectus dated June 29, 2021, filed pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1, as amended (Registration No. 333-256761), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed; and
(b)the description of the Registrant’s Class A common stock contained in the Registrant’s Registration Statement on Form 8-A (Registration No. 001-40531) filed with the Commission on June 22, 2021 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.
All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document, which also is deemed to be incorporated by reference herein, modifies or supersedes such statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
As of the date of this Registration Statement, individuals and entities associated with Fenwick & West LLP beneficially own an aggregate of 2,370 shares of the Registrant’s Class B common stock (after giving effect to the automatic conversion of all outstanding shares of the Registrant’s redeemable convertible preferred stock, which will occur upon the completion of the Registrant’s initial public offering).

Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers, and other corporate agents, under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.
As permitted by the DGCL, the Registrant’s restated certificate of incorporation to be effective upon the completion of the Registrant’s initial public offering contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, to the fullest extent permitted by the DGCL, except liability for the following:
•any breach of the director’s duty of loyalty to the Registrant or its stockholders;
•acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•under Section 174 of the DGCL (regarding unlawful dividends and stock purchases); or
•any transaction from which the director derived an improper personal benefit.
Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of their directors will be further limited to the greatest extent permitted by the DGCL.
As permitted by the DGCL, the Registrant’s restated bylaws to be effective upon the completion of the Registrant’s initial public offering, provide that:
•the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the DGCL, subject to very limited exceptions;
•the Registrant may indemnify its other employees and agents as set forth in the DGCL;
•the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to very limited exceptions; and
•the rights conferred in the restated bylaws are not exclusive.
The Registrant has entered into or will enter into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s restated certificate of incorporation and restated bylaws and to provide additional procedural protections. The indemnification provisions in the Registrant’s restated certificate of incorporation, restated bylaws, and the indemnification agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.
The Registrant currently carries liability insurance for its directors and officers. Reference is also made to the Underwriting Agreement filed with the Form S-1 for the Registrant’s initial public offering, which provides for the indemnification of officers, directors, and controlling persons of the Registrant against certain liabilities. See also the undertakings set out in response to Item 9 of this Registration Statement.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.
The following exhibits are filed herewith:

Exhibit Number	Exhibit Description	Incorporated by Reference
		Form	File No.	Exhibit	Filing Date

4.1	Form of Amended and Restated Certificate of Incorporation of SentinelOne, Inc., to be in effect prior to the completion of initial public offering.	S-1	333-256761	3.1	June 3, 2021

4.2	Form of Restated Certificate of Incorporation, to be in effect upon completion of the initial public offering.	S-1	333-256761	3.2	June 3, 2021

4.3	Restated Bylaws of SentinelOne, Inc., as currently in effect.	S-1	333-256761	3.3	June 3, 2021

4.4	Form of Restated Bylaws, to be in effect upon completion of the initial public offering.	S-1	333-256761	3.4	June 3, 2021

4.5	Form of Registrant’s Class A Common Stock Certificate.	S-1/A	333-256761	4.1	June 21, 2021

4.6	2011 Stock Incentive Plan and forms of award agreements thereunder.	S-1	333-256761	10.2	June 3, 2021

4.7	2013 Stock Incentive Plan and forms of award agreements thereunder.	S-1	333-256761	10.3	June 3, 2021

4.8	2021 Equity Incentive Plan and forms of award agreements thereunder.	S-1	333-256761	10.4	June 3, 2021

4.9	2021 Employee Stock Purchase Plan and related form agreements.	S-1/A	333-256761	10.5	June 21, 2021

5.1*	Opinion of Fenwick & West LLP.

23.1*	Consent of Fenwick & West LLP (included in Exhibit 5.1).

23.2*	Consent of Deloitte and Touche LLP, independent registered public accounting firm.

24.1*	Power of Attorney (included on the signature page to this Registration Statement).
*        Filed herewith.
Item 9. Undertakings.
A.The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B.The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C.Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on this 30th day of June, 2021.

SENTINELONE, INC.

By:	/s/ Tomer Weingarten
Tomer Weingarten
Chairman of the Board of Directors, President, and Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Tomer Weingarten and David Bernhardt, and each of them, as his or her true and lawful attorney-in-fact and agent with the full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments to this Registration Statement on Form S-8), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Tomer Weingarten	Chairman of the Board of Directors, President, and Chief Executive Officer (Principal Executive Officer)	June 30, 2021
Tomer Weingarten

/s/ David Bernhardt	Chief Financial Officer (Principal Financial and Accounting Officer)	June 30, 2021
David Bernhardt

/s/ Aaron Hughes	Director	June 30, 2021
Aaron Hughes

/s/ Charlene T. Begley	Director	June 30, 2021
Charlene T. Begley

/s/ Daniel Scheinman	Director	June 30, 2021
Daniel Scheinman

/s/ Mark S. Peek	Director	June 30, 2021
Mark S. Peek

/s/ Robert Schwartz	Director	June 30, 2021
Robert Schwartz

/s/ Jeffery W. Yabuki	Director	June 30, 2021
Jeffery W. Yabuki

/s/ Teddie Wardi	Director	June 30, 2021
Teddie Wardi